Exhibit 99.1

                                 OFFER TO LEASE

THIS OFFER TO LEASE MADE as of the 22nd day of September, 2005.

BETWEEN:         FAIRCHILD DEVELOPMENTS LTD.
                 # 130 - 4400 Hazelbridge Way
                 Richmond, B.C.
                 V6X 3R8
                 (Fax: (604) 270-9963)

                 (hereinafter referred to as the "Landlord")

                               OF THE FIRST PART

AND:              MIDNET (Canada) Inc,
                  300 - 1055 W. Hastings St.
                  Vancouver  BC V6E 2E9.

                  (hereinafter referred to as the "Tenant")

                               OF THE SECOND PART

AND:              Tilo Kunz
                  c/o 300- 1055 W.Hastings St
                  Vancouver BC V6E 2E9

                  (hereinafter referred to as the "Indemnitor" )

                                OF THE THIRD PART

shall, upon acceptance of this Offer to Lease by the Landlord, constitute a valid and binding agreement to lease between the Landlord and the Tenant.

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THE TENANT HEREBY OFFERS TO LEASE the premises from the Landlord outlined in red on the plan attached hereto as Schedule "A" (the "Leased Premises") of the building (the "Building") to be constructed on property (the "Shopping Centre") at 4151 Hazelbridge Way, Richmond, B.C. on the following terms and conditions:

1. LEASED PREMISES

The CRU # 1290 and floor area is approximately 294 square feet of the Leased

Premises;

The CRU # ____ and floor area is approximately ______ square feet of the Leased Premises;

The CRU # ____ and floor area is approximately ______ square feet of the Leased Premises;

as shown outlined in red on Schedule "A" which forms part of this Offer to Lease.

2. LEASE TERM

Year 2 Year 3 Year 4 Year 5

The lease term shall be for a period of... one year commencing on the Commencement Date as defined in Clause 7 (the "Term").

3. MINIMUM RENT

The minimum rental rate during the Term shall be basic rent as follows:

CRU#

1290      year 1         $130                $3,185

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Minimum Monthly Rent shall be payable in advance in equal monthly payments.

All of the above rental figures are subject to Goods and Services Tax ("G.S.T.") plus applicable tax(es) and levies.

4. ADDITIONAL RENT

The Tenant shall, throughout the Term, pay as additional rent (i.e. common expenses) to the Landlord its proportionate share of the property taxes and operating expenses for the Shopping Centre (the "Additional Rent").

Additional Rent shall be payable in advance in equal monthly payments. Adjustments shall be made in each calendar year. Additional Rent shall be subject to G.S.T. plus applicable tax(es) and levies.



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It is the intention that the lease arising herefrom will be a completely net lease to the Landlord. The Tenant shall be responsible for its proportionate share of utilities, property taxes, security, improvement, landscaping, insurance, maintenance, legal, accounting, management fee, administrative fee, maintenance costs and all other costs payable in respect of the Shopping Centre. This Additional Rent .including applicable property taxes is currently estimated at $23.50 per square foot per year.

The Tenant shall be responsible for its own business axes, insurance and telephone installation and any related charges for its business operations. Food Court surcharge fees are applicable to all Food Court Tenants.

5. PROMOTION AND MEDIA FUND

The Tenant shall pay as additional rent to the Landlord a contribution to the promotion and media fund for the Shopping Centre. The promotion and media fund is currently estimated at $3.80 per square foot per year and is subject to an annual adjustment.

6. FIXTURING PERIOD

The Tenant shall have a fixturing period of 45 days starting from October 14, 2005 of Minimum Monthly Rent and Additional Rent, to complete the Tenant's work in the Leased Premises as set out in Clause 13. During this period, the Tenant shall be responsible for the utility costs and shall be bound by all other terms of this Offer to Lease and the lease arising herefrom:

7. COMMENCEMENT DATE

(a) The commencement date of the Term (the "Commencement Date") shall be the 29th day of November , 2005.

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8. USE AND OPERATING NAME

The Leased Premises shall not be used for any purpose other than retailing video phones and related accessories and services,and any other devices approved by the Landlord and the Tenant shall provide to the Landlord the details of its merchandise mix for approval before signing the Lease and shall be operated continuously by the Tenant throughout the Term under the operating name of. (- to be submitted by Tenant to Landlord for approval. The Tenant shall also keep in stock in the Leased Premises a full and ample line of merchandise for the purpose of carrying on its retail business therein, and maintain an adequate sales force to serve all customers properly.

9. EXECUTION OF LEASE

Upon acceptance of this Offer to Lease by the Landlord, the Tenant and the Indemnitor agree to sign and execute the Landlord's current form of lease incorporating the terms of this Offer to Lease (the "Lease") within fifteen,
(15) days of delivery of same by the Landlord. If the Tenant does not execute the Lease within fifteen (15.) days, the Landlord may elect to cancel this Offer to Lease and any deposit made by the Tenant shall be forfeited to the Landlord.

10. SUBSTANTIAL COMPLETION


11. SIGNAGE

All signage has to be approved by the Landlord. The location of the signage shall be designated by the Landlord.

If an illuminated exterior store front sign panel (the "light box") is available for the Tenant's exclusive use, such availability shall be at the sole discretion of the Landlord. The Tenant shall rent such light box from the Landlord and pay the Landlord monthly.

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The rate shall be $2.50 per linear foot per month and subject to change. All signage shall be predominantly in English, with English taking up not less than two-thirds of each sign, and other language(s) and character(s) shall not exceed one-third of each sign.

12. DEPOSIT

The Tenant will tender a deposit cheque with this Offer to Lease in the amount of $6,370 made payable to the Landlord. The deposit shall be applied on account of the Minimum Monthly Rent (G.S.T. not included) for the first month in which Minimum Monthly Rent is payable and the last month of the Term. The Tenant will also tender a security deposit cheque equal to the last month's Minimum Monthly Rent in the amount of $3,185.00 made payable to the Landlord.

13. TENANT'S WORK

The Tenant shall submit all of its plans and specifications regarding any Tenant's work in the Leased Premises for approval by the Landlord or its representatives. The Tenant shall pay to the Landlord, on demand, a fee of $500.00 in connection with the review of the said plans and specifications for submission to the City of Richmond such rate is subject to change.

If the Tenant's drawings need to be reviewed by the structural engineer, electrical and mechanical consultants of the Landlord, an additional fee will be levied.

Upon the Landlord's approval, such approval shall be at the Landlord's sole discretion, and the issuance of the building permit from the authorities having jurisdiction, the Tenant will begin and will thereafter diligently perform and complete the Tenant's work and will use its best efforts to complete its work within the period specified by the Landlord. The Tenant shall cause the Leased Premises to be fixtured in a good and workmanlike and first class manner and shall ensure that all necessary approvals of municipal and other governmental authorities having jurisdiction are promptly obtained. All work shall be performed by competent designers and tradesmen compatible with those employed by the Landlord and its contractors and is subject to the supervision of the Landlord. During this period, the Landlord may occupy the Leased Premises jointly with the Tenant for the purpose of completing the Landlord's work.

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During this period,  the Tenant  shall take out and keep in force  comprehensive general public liability insurance with respect to the construction of the leasehold improvements with coverage for any one occurrence or claim of no less than one million dollars ($1,000,000), which insurance shall include the Landlord as an additional named insured and shall protect the Landlord in respect of claims by the Tenant as if the Landlord was separately insured. The Tenant shall also furnish to the Landlord written evidence of good standing with Workers' Compensation Board during the fixturing period.

The Tenant agrees to take all steps necessary to promptly discharge any builders liens arising out of work done with respect to the Leased Premises at the Tenant's own expense.

The Tenant agrees to comply with the design criteria of the Landlord, and failure to comply shall be deemed a default under the terms of this Offer to Lease. All the Tenant's Work required by the Tenant to complete the Leased Premises for occupancy shall be carried out in a good and workmanlike manner with good workmanship and with new materials which shall all be of a high quality and conforming to the best standards of practice, and shall not be in contravention of the codes or regulations of the municipality or any other authority having jurisdiction:

Within fifteen (15), days of the date the Landlord reviews and being satisfies with the Tenant's financial and credit worthiness, the Tenant shall provide the Landlord with 2 sets of sepia and 3 sets of prints of preliminary plans and specifications which shall demonstrate design preparation of detailed working drawings and design specifications. Preliminary plans and specifications shall be accompanied by sample boards of finishes and an artistic rendering. The Tenant further agrees that it shall appoint one of the interior designer from the suggested list of such professionals provided by the Landlord to complete the Tenant's drawings and design.

14. OPTION TO RENEW

Provided that the Tenant is not in default under the terms of the Offer to Lease and the Lease, the Tenant shall have the option to renew the Lease for one

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additional term of one(1) year five (5) years by giving the Landlord written notice of its intention to renew no later three (3) six (6) months prior to the expiry of the Term. Such renewal term shall be on the same terms and conditions as are contained in the Lease, except the amount of the Minimum Monthly Rent and the percentage applicable to the Percentage Rent payable, this right of renewal and any other term and condition of the Lease that the Landlord in its sole discretion considers necessary to be amended or deleted in order to achieve a more efficient management, operation and control of the Shopping Centre. Rent for the renewal term shall not be less than the rent payable for the last year of the Term.

15. OPENING HOURS

The Tenant agrees to keep the Leased Premises open for business during customary business days and hours and for such further days and additional hours as required by the Landlord and subject to applicable City By-Laws. The Tenant shall open for business each day of the year (except Christmas Day) for the following hours:

Sundays, Mondays, Tuesdays,          11:00 a.m. or earlier to 7:00 p.m, or later
Wednesdays and Public Holidays

Thursdays, Fridays & Saturdays       11:00 a.m. or earlier to 9:00 p.m. or later

16. FINANCIAL INFORMATION

This Offer to Lease is subject to the Landlord reviewing and being satisfied with the Tenant's financial and credit worthiness within two (2) days from the acceptance date of this Offer to Lease, failing which this Offer to Lease shall be null and void. This subject condition is included for the benefit of the Landlord and may be waived at its sole option. The Tenant shall provide to the Landlord such information in writing as the Landlord may require with respect to the financial responsibility and standing and

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corporate  organization  of the Tenant in order that the  Landlord  may properly consider the within Offer to Lease. The Landlord agrees to keep all such information confidential. The Tenant and/or the Indemnitor hereby consent to any credit investigation which may be instituted by the Landlord as a result of this Offer to Lease.

17. ASSIGNING AND SUBLETTING

The Landlord may, at its option, prepare or cause to be prepared one or more Strata Plan(s), the same to be prepared in accordance with the provisions of the STRATA PROPERTY ACT. It is understood and agreed between the Landlord and the Tenant that the deposit of the Strata Plan(s) shall operate as a conversion of the Lease into a lease from the Landlord to the Tenant of the applicable strata lot as shown on the Strata Plan(s) (being the Leased Premises described herein) subject to the applicable terms and conditions contained in the Lease and to the provisions of the Strata Property Act, and the regulations made thereunder.

19. RADIUS RESTRICTION

The Tenant, nor any officer or shareholder of the Tenant, shall directly or indirectly engage in or furnish any financial aid or other support or assistance of any nature to any business, enterprise or undertaking which in any manner or degree is competitive with the Permitted Use, if such competitive business, enterprise or undertaking is in whole or in part conducted from premises situate within a distance of two (2) miles from any part of the Shopping Centre, provided that this restriction shall not apply to any business enterprise of the Tenant which is in operation as of the date of this Lease.

20. PARKING REGULATIONS

The Tenant shall comply with all parking regulations imposed by the Landlord from time to time.

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21. PROPERTY DEVELOPMENT

The Landlord reserves the right to terminate this Lease or change the location of the Leased Premises to a new location ("New Premises") to facilitate any expansion, demolition, major renovation or structural alteration of the Shopping Centre. If the Landlord intends to expand or make alterations to the Shopping Centre, it may, upon providing at least six (6) months written notice to the Tenant, elect to either:

     a.   cancel this Lease without any compensation whatsoever to the Tenant;
          or
     b. change the location of the Leased Premises within the Shopping Centre or any expansion of the Shopping Centre which the Landlord considers, in its sole and absolute discretion, to be suitable for the Tenant. In such event the Landlord shall not be responsible for any losses, costs or expenses of the Tenant arising from any such relocation; provided that if the duration of the Term is at least five (5) years, or if the duration of the Term is less than five (5) years but the Tenant is entitled to at least one (1) renewal term such that the aggregate duration of the Term and the renewal term exceeds five (5) years; then
          (i) should the Landlord elect to relocate the Tenant on or before the 5th anniversary of the Commencement Date, the Landlord shall be responsible for the cost of improving the New Premises to a standard which is, in the reasonable opinion of the Landlord, similar to that of the Leased Premises as of the date of relocation (the "Previous Standard"); and (ii) should the Landlord elect to relocate the Tenant after the 5th anniversary of the Commencement Date, the Landlord and the Tenant shall bear equally the cost of improving the New Premises to the Previous Standard.


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The obligations of the Tenant under the Lease shall be jointly and severally indemnified by the Indemnitor.

24. APPLICABLE LAW

This Offer to Lease shall be governed by and construed under the laws of the Province of British Columbia and the laws of Canada applicable therein.

25. NOTICE

Any notice or other communication required or permitted to be given under this Offer to Lease will be in writing, unless otherwise specified, and will be effectively given if mailed in Canada by first. class mail, postage prepaid,. delivered or sent by telecopier or other electronic means of communication which results in a printed signed document, addressed or directed to the Landlord, the Tenant and the Indemnitor, as required, at their respective addresses on the front page of this Offer to Lease or to such other address or number as a party may specify by notice given as set out above.

Any notice or other communication will be deemed to have been received if delivered or sent by fax or other electronic means, on the day of delivery or transmission if it is a business day and otherwise on the next succeeding business day, and if mailed, on the third business day following the date on which it was mailed. If at the time of giving of notice there is a postal dispute, all communications will be delivered or sent by telecopies or other electronic means of communication which results in a printed signed document. For the purposes of this notice provision, "business day" means any day Monday through Friday, except statutory holidays.

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26. OTHER TERMS AND CONDITIONS

     (a) The Tenant covenants that it shall maintain in strictest confidence and not disclose to any third party in any way whatsoever the contents or any part of the contents of this Offer to Lease except where compelled by law. Without limiting the generality of the foregoing, the Tenant acknowledges that all matters under this Lease between the Landlord and the Tenant in connection with this Lease, the Leased Premises and/or the Shopping Centre, including but not limited to operational and promotional matters, shall be dealt with on an individual basis between the Landlord and the Tenant.

     (b)  Time shall be of the essence of this Offer to Lease.

     (c} All Schedules are by this reference deemed incorporated herein and made part of the agreement between the parties.

     (d) The Tenant shall participate in the Landlord's pre-authorized monthly payment plan of Minimum Monthly Rent and Additional Rent (plus applicable G.S.T.) effective as of the Commencement Date.

     (e) For those premises where water will be constantly used or stored e.g. food catering services including but not limited to restaurants, food court units, aquariums and the like, the entire kitchen floor area or such area as determined by the Landlord must be waterproofed prior to the installation of floor tiles, carpets or other flooring systems.

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     (f)  The Tenant acknowledges that the Landlord intends to install video phones carried by the Tenant in Landlord's Aberdeen Residence project. As such, the Tenant agrees to grant an exclusive right to the Landlord for a period of EIGHT (8) months from the Commencement Date to carry and advertise the Tenant's video phones, accessories and related services. During such period, the Tenant shall not directly or indirectly involve in any promoting, selling or contracting activities in association with its products and services in any other real estate developments located in the GVRD.

     (g) The Landlord agrees to provide certain area inside the presentation centre of Aberdeen Residence located at Unit #1120, Aberdeen Centre for promoting the video phones and services offered by the Tenant. The Tenant shall be responsible for the setup and installation of all the promotion fixtures and equipment. Layout plans of setup must be approved by the Landlord prior to installation. The Tenant shall also provide its own staffing in its daily sales activities of its products and services. The Landlord will have its own staff assist in explaining the features of the video phones to the purchasers of Aberdeen Residence but will not have involvement in the Tenant's sales/promotion activities at Unit #1120 or at the Leased Premises.

          The Landlord has its sole right to determine the opening and operation of the presentation centre at Unit #1120. In the event that the Landlord decides to close down the presentation centre at any time in the future, it has its sole right to do so and the Tenant agrees that it will discontinue its sales activities at Unit #11.20 and dismantle and remove all its fixtures, equipment and apparatus from the presentation centre at its sole costs. Upon closing of the presentation centre, there is no further obligation between the Landlord and the Tenant whatsoever at Unit #1120 and in such event, the eight-month exclusivity will automatically terminate on the date that the presentation centre permanently closes for business.

          The Landlord confirms that the Leased Premises, #1290and Unit #1120 are both equipped with 10 megabit per second lan access provided the Tenant installs its OWN server in the communication room in the Shopping Centre to facilitate the access. The Tenant agrees that it shall pay the Landlord the following set up and monthly fees for accessing the lan service throughout the Term:

          1.   a one-time set up fee of $100;
          2.   a monthly Ian access service fee of $25; and
          3. a monthly fee for co-location of Tenant's server at Landlord's communication room of $50. All fees are subject to 7*% GST. The landlord acknowledges that the Tenant requires a minimum 1mbs/sec bi-directional access to the internet. In the event that the landlord fails to provide such access to the tenant. The Tenant shall have a right to terminate/or suspend the lease.

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27. DURATION OF OFFER AND ACCEPTANCE

This Offer to Lease is made the 22nd day of September 2005 and is open for acceptance by the Landlord until 11:59 p.m. on the 29th day of September 2005


Executed by the Tenant             )
by its Authorized Signatory        )
                                   )
                                   )
/s/ Tilo Kunz                      )
-------------------------          )
Print Name: Tilo Kunz              )
Position:   President/CEO          )
                                   )
                                   )
--------------------------         )
Print Name:                        )
Position:                          )




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SIGNED, SEALED AND DELIVERED               )
by the Tenant in the presence of:          )
                                           )
/s/ Tilo Kunz                              )
---------------------------------          )
Signature:                                 )              Tenant
                                           )
Tilo Kunz                                  )
---------------------------------          )
Print Name:                                )
                                           )
---------------------------------          )
Occupation                                 )
                                           )
---------------------------------          )
Address:                                   )



SIGNED, SEALED AND DELIVERED               )
by the Indemnitor in the presence of:      )
                                           )
/s/ Schuman Li                             )
---------------------------------          )
Signature:                                 )
                                           )
Schuman Li                                 )             Indemnitor
---------------------------------          )
Print Name:                                )
                                           )
---------------------------------          )
Address:                                   )
                                           )
---------------------------------          )
Occupation:                                )

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SIGNED, SEALED AND DELIVERED               )
by the Indemnitor in the presence of:      )
                                           )
                                           )
---------------------------------          )
Signature:                                 )
                                           )
                                           )             Indemnitor
---------------------------------          )
Print Name:                                )
                                           )
---------------------------------          )
Address:                                   )
                                           )
---------------------------------          )
Occupation:                                )




The foregoing Offer is hereby accepted as of the ___ day of ____________, 20__



Executed by the Landlord,
Fairchild Developments Ltd., by its
Authorized  Signatory


---------------------------------          )
Print Name:                                )
                                           )
---------------------------------          )
Position:





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